Exhibit 99.2
FOR IMMEDIATE RELEASE
Investor/Media Contact:
Mel Stephens
(248) 447-1624
Investor Contact:
Ed Lowenfeld
(248) 447-4380
Lear Announces Commencement of Tender Offer for up to $850 Million
of Existing 2008 and 2009 Senior Notes
     Southfield, Mich., November 21, 2006 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive suppliers, today announced it is commencing a tender offer for up to $850 million aggregate principal amount of its 8.125% senior notes due 2008, of which approximately €237 million is outstanding, and its 8.11% senior notes due 2009, of which approximately $593 million is outstanding. The tender offer will expire at midnight, New York City time, on December 19, 2006, unless extended.
     Lear is offering to purchase for cash at a purchase price of €1,045 per €1,000 principal amount at maturity plus accrued interest any and all 2008 notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on December 5, 2006, unless extended. The purchase price for any 2008 notes validly tendered after December 5, 2006 and prior to the expiration of the tender offer is €1,025 per €1,000 principal amount at maturity plus accrued interest.
     Lear is concurrently offering to purchase for cash, at a purchase price of $1,055 per $1,000 principal amount at maturity plus accrued interest, 2009 notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on December 5, 2006, unless extended. The purchase price for any 2009 notes validly tendered after December 5, 2006 and prior to the expiration of the tender offer is $1,035 per $1,000 principal amount at maturity plus accrued interest. The tender offer for the 2009 notes will be in an aggregate amount such that the aggregate principal amount of 2008 notes and 2009 notes purchased in the tender offer will not exceed an aggregate maximum tender offer amount of $850 million. Lear has the right to increase or waive the maximum tender offer amount in its sole discretion.
     All notes purchased in the tender offer will be retired upon consummation of the tender offer. Payments of the tender consideration for the notes validly tendered and not withdrawn shall be made pursuant to the terms of the Offer to Purchase that will be furnished to all holders of the 2008 and

2009 notes. The consummation of the tender offer is conditioned upon, among other things, completion of the company’s previously announced $900 million private offering and other customary closing conditions. If any of the conditions are not satisfied, Lear is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered notes, and may terminate the tender offer. Subject to applicable law, Lear may waive any condition applicable to the tender offer and extend or otherwise amend the tender offer.
     Citigroup Corporate and Investment Banking is the dealer manager for the tender offer. Questions regarding the tender offer may be directed to Citigroup Corporate and Investment Banking at 800-558-3745 (toll free) or at 212-723-6106 (collect).
     Global Bondholder Services Corporation is acting as information agent and the depositary. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained at no charge from Global Bondholder Services Corporation at 866-873-5600 (toll-free) or at 212-430-3774 (collect). The Company has also retained Dexia Banque Internationale à Luxembourg to act as depositary for the 2008 notes.
     The tender offer may only be made pursuant to the Offer to Purchase. Holders of the notes should read carefully the Offer to Purchase and related materials because they contain important information related to the tender offer. Lear intends to mail a copy of the applicable Offer to Purchase and Letter of Transmittal and related documents to each of the holders of senior notes.
     This news release is not an offer to purchase, nor a solicitation of an offer to sell, any securities.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 111,000 employees at 286 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: general economic conditions in the markets in which the Company operates, including changes in interest rates; fluctuations in the production of vehicles for which the Company is a supplier; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer productivity negotiations; the impact and timing of program launch costs; the costs and timing of facility closures, business realignment or similar actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers; raw material costs and availability; the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of the Company’s customers; the finalization of the Company’s restructuring strategy; the outcome of negotiations with respect to the Company’s North American Interior segment; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In addition, no assurances can be given that the Company’s previously announced private offering of senior notes or the tender offer referred to in this news release will be completed on the terms contemplated or at all.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
# # #